Exhibit 5.1

March 17, 2020

Zomedica Pharmaceuticals Corp.

We have acted as Canadian legal counsel to Zomedica Pharmaceuticals Corp., a corporation formed under the laws of the Province of Alberta (the "Company"), in connection with the preparation and filing with the United States Securities and Exchange Commission (the "Commission") of the Company's Registration Statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), relating to the registration of the sale of an aggregate of up to 2,774,981 of the Company's Common Shares (the "Shares") that are issuable upon exercise of stock options ("Options") that have been or may be granted in accordance with Company's Amended and Restated Stock Option Plan (the "Option Plan"), which was adopted effective March 13, 2020, and amended and restated a Stock Option Plan which had been approved by shareholders on April 21, 2016.

As counsel to the Company in connection with the registration of the sale of above-referenced Shares, we have examined: (i) the Company’s Articles of Amalgamation and amendments thereto and By-laws, each as amended to date; (ii) an Officer’s Certificate of the Company dated the date hereof as to certain factual matters related to the Company; and (iii) such other documents and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also relied upon a certificate of status dated March 17, 2020 issued by the Registrar of Corporations for Alberta.

We have also assumed that: (i) Option agreements (“Option Agreements”) will be entered into with participants in accordance with the Option Plan and such Option Agreements have been or will be approved by directors; and (ii) grants of Options will be duly authorized by the Board of Directors of the Company and will also be in accordance with the Option Plan.

Based on the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares that are issuable upon the exercise of the Options will, when issued in accordance with the terms of the Option Plan and applicable Option Agreements (including but not limited to delivery of the exercise price payable in connection with such exercise), be validly issued, fully paid and non-assessable. Our opinion is given as of the date hereof, and we assume no obligation to update our opinion.

We are solicitors qualified to practice law in the Province of Alberta and we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Province of Alberta and the laws of Canada applicable therein.

We hereby consent to the filling of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Registration Statement under the heading "Legal Matters". In giving such consent, we do not thereby admit that we are “experts” within the meaning of Section 11 of the Act, or in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Yours very truly,

/s/ Fasken Martineau DuMoulin LLP

FASKEN MARTINEAU DUMOULIN LLP

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